EXHIBIT (a)(l)(i)

OFFER TO PURCHASE FOR CASH
11,400 UNITS OF LIMITED PARTNERSHIP INTERESTS IN
BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. III
BY
PACO DEVELOPMENT, L.L.C.
AT A CASH PURCHASE PRICE OF
$63 PER UNIT

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION
PERIOD WILL EXPIRE AT 5:00 P.M., KANSAS CITY TIME,
ON APRIL 10, 2006,
UNLESS THE OFFER IS EXTENDED.

Paco Development, L.L.C. (“Paco Development” or the “Purchaser”), a Missouri limited liability company, is offering to purchase 11,400 units of Boston Financial Qualified Housing Tax Credits L.P. III (the “Partnership”), at a cash purchase price of $63 per unit, without interest, less the amount of the distributions (as defined below) per unit, if any, made to the unit holders by the Partnership after the date of this offer, and less any transfer fees imposed by the Partnership for each transfer. The Purchaser believes the Partnership is currently charging $10 per unit, with a minimum fee of $100 and a maximum fee of $250. The Offer (as defined below) is subject to certain terms and conditions set forth in this offer to purchase, as it may be supplemented from time to time (the “Offer to Purchase”) and in the related agreement of transfer and letter of transmittal, as it may be supplemented or amended from time to time (the “Letter of Transmittal,” which together with the Offer to Purchase, constitutes the “Offer”). This Offer is not subject to brokerage commissions or and is not conditioned upon financing. To the knowledge of the Purchaser, a unit holder will not incur any fees, such as selling broker commissions or depositary fees, to sell units in response to this Offer, unless such unit holder holds units in a manner that involves fees particular to such unit holder.

The enclosed Letter of Transmittal may be used to tender units for the Offer. Please read all offer materials completely before completing and returning the Letter of Transmittal (pink form).

--------------------------------------------

For More Information or for Further Assistance,
Please Call or Contact the Purchaser at:
Paco Development, L.L.C.
PO Box 34729
North Kansas City, Missouri 64116
(816) 877-0892

--------------------------------------------

March 10, 2006

General	21
State Takeover Statutes	21
Fees and Expenses	22
Miscellaneous	22

SCHEDULE I Executive Officers	23

APPENDIX A	A-1

INTRODUCTION

The Purchaser hereby offers to purchase 11,400 units of limited partnership interests in the Partnership (“Units”) at a cash purchase price of $63 per Unit, without interest, less the amount of Distributions (defined below) per Unit, if any, made to Unit Holders by the Partnership after the date of this Offer, and less any transfer fees imposed by the Partnership for each transfer. The Purchaser believes the Partnership is charging a transfer fee of $10 per Unit, with a $100 minimum fee and a $250 maximum fee. To the knowledge of the Purchaser, a Unit Holder will not incur any other fees, such as selling broker commissions or depositary fees, to sell Units in response to this Offer, unless such Unit Holder holds Units in a manner that involves fees particular to such Unit Holder.

SUMMARY OF THE OFFER

The purpose of the Offer is for the Purchaser to acquire an equity interest in the Partnership for investment purposes.

In considering the Offer, Unit Holders are urged to consider the following:

•
The price offered for the Units is $63 in CASH, less any Distributions made after the date of this Offer and any transfer fees charged by the Partnership. See “Details of the Offer - Acceptance for Payment and Payment of Purchase Price.”

•
The Units are illiquid. According to information we obtained from Direct Investments Spectrum and any mini-tender offers we’re aware of, trades during the past two years have ranged from $29.00 per Unit to $63.00 per Unit, with the most recent trading information from October 1, 2005 through November 30, 2005 indicating a range from $33.00 per Unit to $62.00 per Unit. The Offer allows Unit Holders to dispose of their Units without incurring the sales commissions (typically up to 10% with a minimum of $150-$200) associated with sales arranged through brokers or other intermediaries. See “Certain Information Concerning the Partnership - Trading History of the Units.”

•	Tax credits have expired. The Partnership has indicated that there are no more tax credits remaining.

•	The cash purchase price plus the estimated value of the current year tax loss totals $400[1]. Unit Holders who sell will receive an accelerated tax year benefit.

•
The Purchaser is not affiliated with the Partnership or its general partners. The Partnership's Managing General Partner, Arch Street III, Inc. (the "General Partner") may be expected to communicate the Partnership’s position on the Offer in the next two weeks.

          1 Assumes a combined federal/state capital gains tax rate of 36% and that prior Partnership losses have not been utilized. Each Unit Holder should check with their tax advisor as an individual tax rates and circumstances will vary.

•
According to the Partnership’s General Partner, you cannot abandon your interest in the Partnership. An abandonment would shift your recapture risk to other limited partners. Sale of your Units now will protect you against possible credit recapture tax liability in the year after the Partnership's confirmation of the transfer of Units.

•
Sale of all your Units will not result in the loss of tax credits previously taken. Unit Holders who sell all of their Units will also eliminate the need to file Form K-1 information for the Partnership with their federal tax returns for years after the Partnership's confirmation of the transfer of Units.

•
The Offer is an immediate opportunity for Unit Holders to liquidate their investment in the Partnership, but Unit Holders who tender their Units will be giving up the opportunity to participate in any potential future benefits from ownership of Units, including distributions resulting from any future sale of the Partnership’s properties. Unit Holders may have a more immediate need to use the cash now tied up in the Units, and may consider the Offer more certain to achieve a prompt liquidation of their investment in the Units. See “Details of the Offer - Acceptance for Payment and Payment of Purchase Price.”

•
The Partnership reported in its Form 10-Q for the period ending December 31, 2005, that the Partnership transferred its interests in local limited partnerships resulting in taxable income projected to be approximately $22,190,581, or $221 per Unit. However, although the Partnership indicated that it is holding $1,439,408 of cash or cash equivalents, or $14.39 per Unit, as reserves for future use, the General Partner did not indicate when or even if it would make a corresponding cash distribution to Limited Partners. This Offer represents an immediate opportunity to receive $65 in CASH, less any Distributions made after the date of this Offer and any transfer fees charged by the Partnership.

Each Unit Holder must make his own decision, based on the Unit Holder’s particular circumstances, whether to tender Units. Unit Holders should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer.

The above statements are intended only as a brief overview of the principal terms and considerations regarding the Offer. The entire Offer to Purchase, which follows, provides substantially greater detail about the Offer, and all of the statements above are qualified by the entire Offer to Purchase. You should read it completely and carefully before deciding whether or not to tender your Units. The Offer is subject to certain terms and conditions set forth in this Offer to Purchase, and in the related Letter of Transmittal, that are not summarized above.

RISK FACTORS

Before deciding whether or not to tender any of your Units, you should consider carefully the following risks and disadvantages of the offer:

•	Although we cannot predict the future value of the Partnership’s assets on a per Unit basis, our offer could differ significantly from the net proceeds that would be realized on a per Unit basis from a current sale of the Partnership’s properties or that may be realized upon a future liquidation of the Partnership.

•
Our price is based on our review of the information contained in this Offer to Purchase and other publicly available financial information filed with the Securities and Exchange Commission (the "Commission") by the Partnership. The Offer price does not necessarily reflect the market price of the Units.

•
We are making this Offer with a view to making a profit. Accordingly, there may be a conflict between our desire to acquire the Units at a low price and your desire to sell the Units at a high price. We would benefit to the extent the amount per Unit we receive in the liquidation exceeds the offer price, if any. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer price and we make no representation as to such fairness.

•
We believe the Partnership is currently charging a transfer fee of $10 per Unit, with a $100 minimum fee and $250 maximum fee. It is our understanding that the Partnership could change this practice and charge a different transfer fee on a per trade, per Unit or other basis. Each tendering Unit Holder is responsible for paying the transfer fee.

•
Pursuant to the Partnership’s limited partnership agreement (the “Partnership Agreement”), the Partnership may refuse to confirm the transfer of Units pursuant to this Offer without an opinion of counsel that the transfer will not result in material adverse tax consequences to the partners or the managing general partner of the Partnership may not accept an opinion that counsel presents. If the Partnership's transfer agent provides confirmation of transfer, the Purchaser will promptly pay for those Units. In the event the Partnership's transfer agent does not transfer the Units due to the General Partner's prohibition, the Purchaser will not be able to verify that the Unit Holder owns those units, and thus, may not make payment until that confirmation can be obtained.

•
Confirmation of the transfer of Units could take a significant amount of time due to the fact that the General Partner controls the timing of the transfers. The Partnership's transfer agent provides confirmation of transfers on a quarterly basis (the next confirmation date subsequent to the expiration of this offer will be July 1, 2006). Therefore, you could agree to sell and not receive the proceeds of the sale for an extended period. Tenders of Units made pursuant to the Offer are irrevocable (including in the event the market price for the Units increased or another party made a higher offer), except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 9, 2006 (60 days following the Offer Date).

•
It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional Units.

•
We believe that the Partnership’s agreement of limited partnerships prohibits the transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% of the total interest in capital and profits of that partnership to be transferred within such 12-month period. Because an unaffiliated third party maintains the transfer records of the Partnership, we have been unable to ascertain how many Units have been transferred in the previous twelve month period (we are aware of approximately 5,040 Units being transferred in the last 12 months, which amounts to approximately 5.0% of the 100,000 Units believed to be outstanding). If Units are validly tendered and not withdrawn that would cause more than 50% of the total interest and capital of the Partnership to be transferred within a 12-month period, we will accept for payment and pay for those Units so tendered pro rata according to the number of Units so tendered, with appropriate adjustments to avoid purchases of fractional Units. The Purchaser does not know whether the general partner will enforce a transfer limitation.

•
If our Offer causes the Partnership to transfer a sufficient number of Units that would trigger a limitation on the transfer of any further Units, those Unit holders that do not tender (and those Unit holders that do not tender all of their Units) may be precluded from transferring their Units for a 12-month period following our Offer.

•
We reserve the right to extend the period of time during which our Offer is open and thereby delay acceptance for payment of any tendered Units. The Offer may be extended up to 90 days from the date of commencement of the Offer, and no payment will be made in respect of tendered Units until the expiration of the Offer and acceptance of Units for payment.

DETAILS OF THE OFFER

1.     TERMS OF THE OFFER; EXPIRATION DATE; PRORATION.

On the terms and subject to the conditions of the Offer, the Purchaser will accept and purchase up to 11,400 validly tendered, and not withdrawn, Units in accordance with the procedures set forth in this Offer to Purchase (“Properly Tendered”). For purposes of the Offer, the term “Expiration Date” means 5:00 p.m., Kansas City time, on April 10, 2006, unless the Purchaser extends the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date to which the Offer is extended by the Purchaser.

If, prior to the Expiration Date, the Purchaser increases the price offered to the Unit Holders pursuant to the Offer, the increased price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

If more than 11,400 Units are Properly Tendered the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 11,400 Units, pro rata, according to the number of Units that are Properly Tendered by each Unit Holder, with appropriate adjustments to avoid purchases of fractional Units. If transfers of Units are limited by the Partnership Agreement to a number of Units (the “Transfer Limit”) less than 11,400 Units, and the number of Units that are Properly Tendered exceeds the Transfer Limit, the Purchaser will, upon the terms and subject to the other conditions of the Offer, accept for payment and pay for Units equal to the Transfer Limit, pro rata, according to the number of Units that are Properly Tendered by each Unit Holder, with appropriate adjustments to avoid purchases of fractional Units. Specifically, the Purchaser anticipates rounding up or down to the nearest whole Unit; provided, however, if necessary, the Purchaser might have to round down to avoid purchasing more than the stated maximum number of Units. Subject to its obligation to pay for Units promptly after the Expiration Date (as set forth below in "Acceptance for Payment and Payment of Purchase Price"), the Purchaser intends to pay for any Units accepted for payment pursuant to the Offer after determining the final proration or other adjustments. The Purchaser does not believe it would take any longer than five business days to determine the effects of any proration required. If the number of Units that are Properly Tendered is less than or equal to 11,400 Units (or the Transfer Limit, if any), the Purchaser will purchase all Units that are Properly Tendered, upon the terms and subject to the other conditions of the Offer. See “Effects of the Offer - Limitations on Resales.”

If prior to the Expiration Date any or all of the conditions of the Offer have not been satisfied, or waived by the Purchaser, the Purchaser reserves the right to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units, (ii) waive the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units that are Properly Tendered, (iii) extend the Offer and, subject to the right of Unit Holders to withdraw Units until the Expiration Date, retain previously tendered Units for the period or periods for which the Offer is extended, and (iv) amend the Offer.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT OF PURCHASE PRICE.

On the terms and subject to the conditions of the Offer, the Purchaser will purchase and will pay for up to 11,400 Properly Tendered Units, promptly following the Expiration Date. Payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Purchaser, unless waived by the Purchaser, of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required in accordance with the Letter of Transmittal, and (iii) written confirmation from the Partnership of the transfer of the Units to the Purchaser; provided, however, that payment for Properly Tendered Units will be made promptly after the Expiration Date in all cases.

Any Distributions made or declared on or after the date of this Offer would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit Holders to the Purchaser or deducted from your proceeds if the Distribution was paid to you. Also, the transfer fees charged by the Partnership will be deducted from your proceeds. The Purchaser believes the Partnership is currently charging a transfer fee of $10 per Unit, with a $100 minimum fee and $250 maximum fee. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

For example, if a Unit holder tenders 500 Units, and no distributions have been declared by the Partnership, the Unit holder would receive $63 per Unit tendered ($31,500), LESS the maximum transfer fee of $250, which would yield net proceeds of $31,250. If, however, the Partnership declared a distribution of $30, the tendering Unit holder in this example would receive an amount equal to $31,250, LESS the distribution of $30 per Unit ($15,000), which would yield total net proceeds of $16,250.

If any tendered Units are not purchased for any reason (other than proration adjustments), the Purchaser may destroy the original Letter of Transmittal with respect to the Units. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered, then, without prejudice to the Purchaser’s rights under Section 4 herein, the Purchaser may, nevertheless, retain documents concerning tendered Units, and those Units may not be withdrawn except to the extent that the tendering Unit Holders are otherwise entitled to withdrawal rights as described in Section 5 herein, subject, however, to the Purchaser’s obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to pay Unit Holders the purchase price in respect of Units tendered or return documents, if any, representing those Units promptly after termination or withdrawal of the Offer.

3.	PROCEDURE TO ACCEPT THE OFFER.

For the tender of any Units to be valid, the Purchaser must receive, at the address listed on the back page of this Offer to Purchase on or prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal and all documents required by the Instructions.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit Holder, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably appoints the Purchaser and its officers and any other designee of the Purchaser, and each of them, the attorneys-in-fact and proxies of the Unit Holder, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Unit Holder’s rights with respect to the Units tendered by the Unit Holder and accepted for payment by the Purchaser (and with respect to any and all distributions, other Units, rights or other securities issued or issuable in respect thereof (collectively, “Distributions”)), including without limitation the right to direct any IRA custodian, trustee or other record owner to execute and deliver the Letter of Transmittal, the right to accomplish a withdrawal of any previous tender of the Unit Holder’s Units and the right to complete the transfer contemplated thereby. All such proxies will be considered coupled with an interest in the tendered Units, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of the Units by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies given by the Unit Holder with respect to the Units and Distributions will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will be without force or effect). The officers and designees of the Purchaser will, with respect to the Units for which the appointment is effective, be empowered to exercise all voting and other rights of the Unit Holder as they in their discretion may deem proper at any meeting of the Partnership or any adjournment or postponement thereof.

By executing and delivering a Letter of Transmittal, a tendering Unit Holder irrevocably assigns to the Purchaser and its assigns all of the right, title and interest of the Unit Holder in and to any and all Distributions made by the Partnership, effective upon and after the date of acceptance with respect to Units accepted for payment and thereby purchased by the Purchaser.

4.	DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

All questions about the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser, which determination will be final and binding. The Purchaser reserves the right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive or amend any of the conditions of the Offer that it is legally permitted to waive and to waive any defect in any tender with respect to any particular Units. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding. No tender of Units will be deemed to have been validly made until all defects have been cured or waived. Neither the Purchaser nor any other person will be under any duty to give notification of any defects in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Unit Holder and the Purchaser on the terms set forth in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, Properly Tendered Units if, as and when the Purchaser gives written notice to the Partnership or its Transfer Agent of the Purchaser’s acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to Unit Holders whose Units have been accepted for payment.

5.	WITHDRAWAL RIGHTS.

Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 9, 2006 (60 days following the Offer Date). If purchase of, or payment for, Units is delayed for any reason, including (i) extension by the Purchaser of the Expiration Date or (ii) a delay by the General Partner in confirming the transfer of Units; then, without prejudice to the Purchaser’s rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn, except to the extent that tendering Unit Holders are otherwise entitled to withdrawal rights as set forth in this Section 5; subject, however, to the Purchaser’s obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unit Holders the purchase price in respect of Units tendered promptly after termination or withdrawal of the Offer. The Partnership's transfer agent provides confirmation of transfers on a quarterly basis (the next confirmation date subsequent to the expiration of this offer will be July 1, 2006).

For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser at its address listed on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 herein at any time prior to the Expiration Date.

All questions about the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notice of any defects in any notice of withdrawal or incur any liability for failure to give any such notice.

6.	EXTENSION OF TENDER PERIOD; AMENDMENT.

The Purchaser expressly reserves the right at any time:

   ●  to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units

•
to delay for a reasonable period the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, if the Purchaser reasonably anticipates the prompt receipt of any authorization, consent, order of, or filing with, or the expiration of waiting periods imposed by, any court, government, administrative agency or other governmental authority, necessary for the consummation of the transactions contemplated by the Offer;

•	to amend the Offer in any respect (including, without limitation, by increasing or decreasing the price, increasing or decreasing the number of Units being sought, or both).

Notice of any such extension or amendment will promptly be disseminated to Unit Holders in a manner reasonably designed to inform Unit Holders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. If the Purchaser makes a material change in the terms of the Offer or waives a condition that constitutes a material change in the terms of the Offer, the Purchaser will extend the Offer for at least five business days and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. If a Distribution occurs before the Expiration Date and the Purchaser reduces its Offer price as a result, the Purchaser will provide notice thereof to Unit Holders and extend the Expiration Date in accordance with Rule 14e-1(b) under the Exchange Act. The Purchaser will not provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act.

7.	CONDITIONS OF THE OFFER.

Notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer), to pay for any Units tendered, may delay the acceptance for payment of the Units tendered, or may withdraw the Offer if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government, administrative agency or other governmental authority shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser; (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of both legal and beneficial ownership of the Units;

(iii) requires divestiture by the Purchaser of any Units; (iv) materially adversely affects the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser, or the Partnership; or (v) seeks to impose any material condition to the Offer unacceptable to the Purchaser, which determination will be made in the Purchaser’s reasonable judgment;

(b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government, administrative agency or other governmental authority which, directly or indirectly, results in any of the consequences referred to in paragraph (a) above;

(c) there shall be any authorization, consent, order of, or filing with, or expiration of waiting periods imposed by, any court, government, administrative agency or other governmental authority, necessary for the consummation of the transactions contemplated by the Offer and requested by Purchaser, that shall not have occurred or been filed or obtained;

(d) any event shall have occurred or been disclosed, or shall have been threatened, regarding the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which event is materially adverse, or which threatened event, if fulfilled, would be materially adverse, to the Partnership or its business or properties, or there shall be any material lien not disclosed in the Partnership’s financial statements, or the Purchaser shall have become aware of any previously undisclosed fact that has or with the passage of time would have a material adverse effect on the value of the Units or the Partnership’s properties;

(e) the General Partner or the Partnership shall have stated or otherwise indicated that it intends to refuse to take any action that the Purchaser deems necessary, in the Purchaser’s reasonable judgment, for the Purchaser to be the registered owner of the Units tendered and accepted for payment hereunder, with full voting rights, simultaneously with the consummation of the Offer or as soon thereafter as is permitted under the Partnership Agreement, in accordance with the Partnership Agreement (as currently in existence) and applicable law;

(f) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser, the Partnership or its properties or the value of the Units; or

(g) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units, (iii) declared or paid any Distribution, other than in cash, on any of the Units, or (iv) the Partnership or the General Partner shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, other than listing the Partnership’s properties for sale.

The foregoing conditions are for the sole benefit of the Purchaser and may be (but need not be) asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time prior to the Expiration Date, subject to the requirement to disseminate to Unit Holders, in a manner reasonably designed to inform them of, any material change in the information previously provided. Any determination by the Purchaser, in its reasonable judgment, concerning the events described above will be final and binding upon all parties.

8.	BACKUP FEDERAL INCOME TAX WITHHOLDING.

To prevent the possible application of backup federal income tax withholding with respect to payment of the purchase price, a tendering Unit Holder must provide the Purchaser with the Unit Holder’s correct taxpayer identification number in the space provided in the Letter of Transmittal.

9.	FIRPTA WITHHOLDING.

To prevent the withholding of federal income tax in an amount equal to ten percent of the amount of the purchase price plus Partnership liabilities allocable to each Unit purchased, the Letter of Transmittal includes FIRPTA representations certifying the Unit Holder’s taxpayer identification number and address and that the Unit Holder is not a foreign person.

CERTAIN INFORMATION CONCERNING THE PARTNERSHIP

The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission’s customary charges by writing to the Commission’s principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

General. Attached as Part I of Appendix A to this Offer to Purchase are excerpts from the last Annual Report on Form 10-KSB filed by the Partnership with the Commission (the “Form 10-KSB”), which excerpts describe the business and operations of the Partnership.

Outstanding Units. According to the Form 10-KSB, there were 100,000 Units issued and outstanding, held by approximately 5,321 Unit Holders, as of March 31, 2005.

Trading History of the Units. There is no established public trading market for the Units other than limited and sporadic trading through matching services or privately negotiated sales. At present, privately negotiated sales and sales through intermediaries (such as through the American Partnership Board) are the only means available to a Unit Holder to liquidate an investment in Units (other than this Offer or other occasional offers by other partnership investors, if any) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system. The range of high and low bid quotations as derived from Direct

Investments Spectrum and any mini-tenders we’re aware of for each quarter during the past two years is as follows:

Period	High	Low
2/1/04-3/31/04	$52.00	$35.00
4/1/04-5/31/04	$55.00	$35.00
6/1/04-7/31/04	$55.00	$37.00
8/1/04-9/30/04	$45.00	$42.11
10/1/04-11/30/04	$63.00	$35.00
12/1/04-1/31/05	$55.00	$45.01
2/1/04-3/31/05	$57.00	$40.00
4/1/05-5/31/05	$57.15	$45.01
6/1/05-7/31/05	$50.00	$42.00
8/1/05-9/30/05	$56.00	$29.00
10/1/05-11/30/05	$62.00	$33.00
12/1/05-1/31/06	Not available

Sales may be conducted which are not reported in the Direct Investments Spectrum and the prices of sales through other channels may differ from those reported by the Direct Investments Spectrum. The reported gross sales prices may not reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions (typically up to 10% with a minimum of $150-$200) and other secondary market transaction costs. The Purchaser does not know whether the information provided by the Direct Investments Spectrum is accurate or complete.

Selected Financial and Property Related Data. Attached as Part II of Appendix A is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been taken from the Form 10-KSB. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission. Part II of Appendix A is qualified in its entirety by reference to such publicly filed reports and documents, including, without limitation, all the financial information and related notes contained therein. Unit Holders should also refer to any other Quarterly Reports on Form 10-QSB or Current Reports on Form 8-K filed with the Commission after the Form 10-KSB or after the date of this Offer for more recent information relating to the business and operations of the Partnership.

DETERMINATION OF OFFER PRICE

In establishing the Offer price, the Purchaser reviewed secondary market prices and mini-tender offers over the prior two years, which, according to Direct Investments Spectrum, ranged from $29.00 to $63.00. Additionally, the Purchaser reviewed certain publicly available information including among other things: (i) Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB and (ii) other reports filed with the Commission, including information relating to the Partnership’s cash on hand, debt obligations and net income. The Purchaser did not obtain current independent valuations or appraisals of the assets.

The Purchaser did not develop an estimated current liquidation value for the Partnership’s Units due to the Purchaser not having access to the Partnership’s books and records or the Partnership’s limited partnership agreement (including partnership agreements in the other limited partnerships in which it has an interest). The Purchaser believes this information is necessary to estimate the liquidation value of the Partnership, including the value of its interest in the other limited partnerships.

CERTAIN INFORMATION CONCERNING THE PURCHASER

The Purchaser. The Purchaser is a Missouri limited liability company that was formed in April 2002. The principal address of the Purchaser is PO Box 34729, North Kansas City, Missouri 64116. The Purchaser’s managers are DeAnn Duffield and Erik Lund. The Purchaser has no employees of its own. The Purchaser and its affiliates invest in limited partnerships such as the Partnership, and in other forms of real estate oriented investments, and conduct activities incident thereto. The Purchaser’s sole member is SLCas, L.L.C. (“SLCas”), a Missouri limited liability company.

Although not a purchaser and not involved in structuring and determining the terms of the Offer, SLCas may also be deemed a bidder as a result of its ownership of the Purchaser. Sandra L. Castetter (“Ms. Castetter”) is the sole member of SLCas. Ms. Castetter is a citizen of the United States whose address is 104 Armour Road, North Kansas City, Missouri 64116. Ms. Castetter invests in various real estate and other business ventures, but is not otherwise employed, nor has she been employed during the past five years.

Maxus Properties, Inc., a Missouri corporation (“Maxus Properties”), is performing services related to the administration of the offer, which include mailing the offer, receiving tenders, answering questions regarding the offer and processing the paperwork to request transfer of the tendered Units. SLCas indirectly beneficially owns 41% of Maxus Properties.

For certain information concerning the Purchaser’s managers, see Schedule I to this Offer to Purchase.

General. Except as set forth elsewhere in this Offer to Purchase, (i) the Purchaser does not have a right to acquire, and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of Purchaser or the persons listed in Schedule I hereto, has a right to acquire any Units or any other equity securities of the Partnership; (ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days other than as stated in this Offer to Purchase; (iii) the Purchaser does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since January 1, 2002, there have been no transactions which would require reporting under the rules and regulations of the Commission between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of its executive officers, directors or affiliates; and (v) since January 1, 2002, except as otherwise stated in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

Prior Acquisitions of Units and Prior Contacts. The Purchaser currently owns 3,931.5 Units, representing approximately 3.9% of the outstanding Units. As indicated above, Maxus Properties is providing certain services to the Purchaser in connection with the Offer. The 13D Joint Filers (defined below) own 8,015 Units in the aggregate, representing 8.0% of the outstanding Units.

On September 28, 2004, the Purchaser filed a lawsuit against two limited partnerships affiliated with the Partnership, relating to the refusal of the two partnerships to register limited partnership Units purchased by the Purchaser. The Purchaser, however, has dismissed the litigation against the affiliates of the Partnership because the affiliates of the Partnership rescinded their refusal to register the transfer of the Units requested.

On July 13, 2004, Park G.P., Inc. ("Park") filed a lawsuit against the Partnership and several affiliated limited partnerships (the "Defendants"), which is pending in the Circuit Court of Clay County, Missouri, Case No. CV104-005765CC. Park originally requested that the Defendants and their general partners make available to Park for inspection and copying certain books and records of the partnerships. Specifically, Park requested information pertaining to the properties in which the partnerships have invested. Park has amended this lawsuit to include additional claims relating to certain of the partnerships disposing of investments and/or dissolving without obtaining the approval of the limited partners. These claims include breach of the applicable partnership agreements, breach of fiduciary duties, and the appointment of a receiver. This lawsuit is still pending.

On October 27, 2005, Bond Purchase, L.L.C. ("Bond Purchase") filed a lawsuit against an affiliate of the Partnership, which is pending in the District Court of Johnson County, Kansas, Case No. 05-CV-8489. Bond Purchase brought claims relating to the affiliate's disposing of its investments and/or dissolving without obtaining the approval of the limited partners. Bond Purchase filed a motion to dismiss the case without prejudice because the affiliate indicated that statements in the Form 10-K were mistakes. Defendant has agreed to the dismissal without prejudice. The Court has not yet entered an order on this motion but it is expected to grant the motion.

On September 28, 2005, Park wrote a letter to an affiliate of the Partnership advising that it believed the recent sales of partnership interests were in violation of the partnership agreement, and required a vote of the limited partners. In response, on October 3, 2005, the affiliate filed a lawsuit against Park and Bond Purchase, which is pending in the Superior Court Department of the Trial Court for Suffolk County, Massachusetts, Civil Action No. 05-04191 BLS. The affiliate is seeking in this case a declaratory judgment that it has properly disposed of assets. Further the affiliate has asserted claims alleging that Park and Bond Purchase interfered with the sale of a Local Limited Partnership. Park and Bond Purchase dispute these allegations. Park has moved to dismiss this case because the Court does not have jurisdiction to hear the dispute, and the affiliate failed to join all of the limited partners. The motion to dismiss is presently pending before the Court.

On January 12, 2006, the following entities and persons jointly filed an amended Schedule 13D (i) Anise, L.L.C., a Missouri limited liability company ("Anise"), (ii) Park, (iii) the Purchaser, (iv) Bond Purchase, (v) SLCas, L.L.C., a Missouri limited liability company ("SLCas"), (vi) David L. Johnson ("Mr. Johnson"), (vii) Sandra L. Castetter ("Ms. Castetter"), (viii) Christopher J. Garlich Trust, a trust ("Garlich Trust"), (ix) Christopher J. Garlich, as trustee of the Garlich Trust ("Mr. Garlich"), (x) Jose L. Evans ("Mr. Evans"), and (xi) Denise Evans ("Ms. Evans"). Anise, Park, Purchaser, Bond Purchase, SLCas, Mr. Johnson, Ms. Castetter, the Garlich Trust, Mr. Garlich, Mr. Evans and Ms. Evans are collectively referred to as the "13D Joint Filers." The Schedule 13D indicates that each of the 13D Joint Filers are currently acquiring Units for investment purposes.

Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the General Partner concerning the Partnership since February 1, 2003.

Source of Funds. Based on the Offer price of $63 per Unit, the Purchaser estimates that the total amount of funds necessary to purchase all Units sought by this Offer and to pay related fees and expenses, will be approximately $738,200. The Purchaser expects to obtain these funds from committed equity contributions.

FUTURE PLANS OF THE PURCHASER

The Purchaser is seeking to acquire Units pursuant to the Offer to obtain a substantial equity interest in the Partnership, for investment purposes.

Following the completion of the Offer, the Purchaser and persons related to or affiliated with the Purchaser may acquire additional Units, although there is no current intention to do so. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable by the Purchaser. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. The Purchaser also may consider selling some or all of the Units it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations.

The Purchaser does not currently intend to change current management, indebtedness, capitalization, corporate structure or business operations of the Partnership and does not have current plans for any extraordinary transaction such as a merger, reorganization, liquidation or sale or transfer of assets involving the Partnership. However, these plans could change at any time in the future. If any transaction is effected by the Partnership and financial benefits accrue to the Unit Holders, the Purchaser and its affiliates will participate in those benefits to the extent of their ownership of the Units.

EFFECTS OF THE OFFER

Future Benefits of Unit Ownership. Tendering Unit Holders shall receive cash in exchange for their Units purchased by the Purchaser and will forego all future distributions and income and loss allocations from the Partnership with respect to such Units.

Limitations on Resales. The Purchaser believes that the Partnership Agreement prohibits a transfer of Units if the transfer would result in a termination of the Partnership (a “Tax Termination”) within the meaning of section 708 of the Internal Revenue Code of 1986, as amended (the “Code”), and such termination would have adverse tax consequences to any partner. Due to this requirement, the Partnership may refuse to confirm the transfer of Units pursuant to this Offer without an opinion of counsel or may not accept an opinion that counsel presents. These provisions may limit sales of Units on the secondary market and in private transactions following completion of the Offer. Accordingly, the Partnership may not recognize any requests for recognition of a transferee Unit Holder upon a transfer of Units if the transfer would result in a Tax Termination. For the same reasons, it is theoretically possible that the number of Units tendered for purchase by the Purchaser taken together with the number of Units that have transferred prior to the Offer could result in a Tax Termination. In such event, Purchaser will purchase the maximum number of Units it may purchase without causing a Tax Termination, as informed by the General Partner. It is not possible for Purchaser to determine how many Units may be purchased because only the General Partner will know the number of Units that have been transferred in all other transactions prior to the expiration of the Offer. See “Details of the Offer - Terms of the Offer; Expiration Date; Proration.”

The possibility exists that the general partner will deny the transfer of Units. The Purchaser is aware of approximately 5,040 Units being transferred in the last 12 months (which amounts to approximately 5.0% of the 100,000 Units outstanding). Although the Purchaser does not know whether the general partner will enforce a limitation on transfer, the Purchaser should know whether the general partner will transfer the Units tendered when the Partnership's transfer agent provides confirmation of transfers, which occurs on a quarterly basis (the next confirmation date subsequent to the expiration of this offer will be July 1, 2006).

Influence Over Future Voting Decisions. Under the Partnership Agreement, Unit Holders holding a majority of the Units are entitled to take action with respect to a variety of matters, including removal of the General Partner, dissolution and termination of the Partnership, and approval of most types of amendments to the Partnership Agreement. If all of the Units sought are acquired, the Purchaser and the 13D Joint Filers will hold approximately 19.4% of the outstanding Units. Accordingly, while the Purchaser and the 13D Joint Filers do not currently control any vote of the Unit Holders, the Purchaser and its affiliates may have some influence over such actions.

FEDERAL INCOME TAX MATTERS

The following summary is a discussion of the material federal income tax consequences of a sale of Units pursuant to the Offer. The summary is based on the Code, applicable Treasury regulations thereunder, administrative rulings, and judicial authority, all as of the date of the Offer. All of the foregoing is subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unit Holder in light of such Unit Holder’s specific circumstances, nor does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer may be taxable transactions under applicable state, local, foreign and other tax laws. UNIT HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNIT HOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

In general, a Unit Holder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unit Holder’s “amount realized” on the sale and (ii) the Unit Holder’s adjusted tax basis in the Units sold. The amount of a Unit Holder’s adjusted tax basis in a Unit will vary depending upon the Unit Holder’s particular circumstances, and it will include the amount of the Partnership’s liabilities allocable to the Unit (as determined under Code Section 752). The “amount realized” with respect to a Unit will be a sum equal to the amount of cash received by the Unit Holder for the Unit pursuant to the Offer (that is, the purchase price), plus the amount of the Partnership’s liabilities allocable to the Unit (as determined under Code Section 752).

The gain or loss recognized by a Unit Holder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unit Holder as a capital asset. Gain with respect to Units held for more than one year will be taxed, for federal income tax purposes, at a maximum long-term capital gain rate of 15 percent. Gain with respect to Units held one year or less will be taxed at ordinary income rates. Depreciation recapture of previously deducted straight-line depreciation with respect to real property is taxed at a rate of 25 percent (assuming eligibility for long-term capital gain treatment). A portion of the gain realized by a Unit Holder with respect to a disposition of the Units may be subjected to this 25 percent rate to the extent that the gain is attributable to depreciation recapture inherent in the properties of the Partnership.

If any portion of the amount realized by a Unit Holder is attributable to such Unit Holder’s share of “unrealized receivables” or “inventory items” as defined in Code Section 751, a corresponding portion of such Unit Holder’s gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unit Holder’s recognizing ordinary income with respect to the portion of the Unit Holder’s amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

Capital losses are deductible only to the extent of capital gains, except that taxpayers who are natural persons may deduct up to $3,000 per year of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a “C” corporation’s carry-forward period is five years and an individual taxpayer can carry forward such losses indefinitely).

Under Code Section 469, individuals, S corporations and certain closely-held corporations generally are able to deduct “passive activity losses” in any year only to the extent of the person’s passive activity income for that year. Substantially all losses of Unit Holders from the Partnership are passive activity losses. Unit Holders may have “suspended” passive activity losses from the Partnership (i.e., net taxable losses which have not been used to offset income from other passive activities).

If a Unit Holder sells less than all of its interest in the Partnership pursuant to the Offer, a passive loss recognized by that Unit Holder can be currently deducted (subject to the other applicable limitations) to the extent of the Unit Holder’s passive income from the Partnership for that year plus any other net passive activity income for that year, and any gain recognized by a Unit Holder upon the sale of Units can be offset by the Unit Holder’s current or “suspended” passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Unit Holder sells 100 percent of its interest in the Partnership pursuant to the Offer, any

“suspended” passive activity losses from the Partnership and any passive activity losses recognized upon the sale of the Units will be offset first against any net passive activity income from the Unit Holder’s other passive activity investments, and the balance of any net passive activity losses attributable to the Partnership will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Unit Holder from its other “ordinary” income (subject to any other applicable limitations). If more than the number of Units sought in the Offer are Properly Tendered, some tendering Unit Holders may not be able to sell 100 percent of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser, unless the Purchaser amends the Offer to increase the number of Units to be purchased.

A tendering Unit Holder will be allocated the Unit Holder’s pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit Holder will assign to the Purchaser its rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unit Holder’s adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit Holder on the sale of the Units.

Unit Holders (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 28 percent backup withholding unless those Unit Holders provide a taxpayer identification number (“TIN”) and are certain that the TIN is correct or properly certify that they are awaiting a TIN. A Unit Holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a Unit Holder who is subject to backup withholding does not include its TIN, the Purchaser will withhold 28 percent from payments to such Unit Holder.

CERTAIN LEGAL MATTERS

General. Except as set forth herein, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. The Purchaser’s obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed herein.

State Takeover Statutes. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of entities domiciled in such states or which have substantial assets, security holders, principal executive offices or principal places of business in such states. These laws are generally directed at the acquisition of corporations and not partnerships. The Purchaser is not aware of any state anti-takeover law that would apply to the transaction contemplated by the Offer.

If any person seeks to apply any state takeover statute, the Purchaser will take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If there is a claim that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. This could prevent the Purchaser from purchasing or paying for Units tendered pursuant to the Offer, or cause delay in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Units tendered. Furthermore, it is a condition to the Offer that no state or federal statute impose a material limitation on the Purchaser’s right to vote the Units purchased pursuant to the Offer. If this condition is not met, Purchaser may terminate or amend the Offer.

Fees and Expenses. Purchaser will pay Maxus Properties $1,000 in connection with Maxus Properties' assistance in making this Offer. Employees of Maxus Properties may solicit tenders of Units without any additional compensation. Except as provided in the preceding sentence, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser will pay all costs and expenses of printing and mailing the Offer and Purchaser’s legal fees and expenses.

Miscellaneous. The Offer is not made to (nor will tenders be accepted on behalf of) Unit Holders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to Unit Holders in such jurisdiction.

In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the caption “Certain Information Concerning The Partnership -- General.”

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

PACO DEVELOPMENT, L.L.C.

MARCH 10, 2006

SCHEDULE I

EXECUTIVE OFFICERS

The Purchaser's managers are DeAnn Duffield and Erik Lund. The Purchaser is wholly-owned by SLCas, L.L.C. ("SLCas"). The Purchaser has no employees of its own. Each is a United States citizen. The name and principal occupation or employment of each member of the Purchaser are set forth below.

Name	Present Principal Occupation or Employment Position and Five-Year Employment History
DeAnn Duffield
Ms. Duffield is a manager of the Purchaser. Ms. Duffield has been employed by Maxus Properties since May 2005, serving as VP of Reporting and Administration. Ms. Duffield was not employed for the five year period prior to such time.

Erik Lund
Mr. Lund is a manager of the Purchaser. Since July 2004, Mr. Lund has been employed by Maxus Properties as its Acquisitions Manager. Prior to July 2004, Mr. Lund worked at Ernst & Young’s National Cash Management Practice headquartered in Kansas City, MO for over four years as a senior advisor.

APPENDIX A

The following information has been copied from the Partnership’s Annual Report on Form 10-KSB for the year ended March 31, 2005, and the Quarterly Report on Form 10-Q for the period ending December 31, 2005 (collectively, the "Reports"). Although the Purchaser has no information that any statements contained in this Appendix A are untrue, the Purchaser has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in the Reports or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

The Partnership is subject to the information reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or electronically at http://www.sec.gov. Copies should be available by mail upon payment of the Commission’s customary charges by writing to the Commission’s principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

PART I

From the Form 10-KSB:

Item 1. Business

Boston Financial Qualified Housing Tax Credits L.P. III (the "Partnership") is a limited partnership formed on August 9, 1988 under the Uniform Limited Partnership Act of the State of Delaware. The Certificate and Agreement of Limited Partnership ("Partnership Agreement") authorized the sale of up to 100,000 units of Limited Partnership Interest ("Units") at $1,000 per Unit (Gross Proceeds is $100,000,000), adjusted for certain discounts. The Partnership raised $99,610,000, net of discounts of $390,000, through the sale of 100,000 Units. Such amounts exclude five unregistered Units previously acquired for $5,000 by the Initial Limited Partner, which is also one of the General Partners. The offering of Units terminated on May 30, 1989. No further sale of Units is expected.

The Partnership is engaged solely in the business of real estate investment. Accordingly, a presentation of information about industry segments is not applicable and would not be material to an understanding of the Partnership's business taken as a whole.

The Partnership has invested as a limited partner in twenty-three other limited partnerships ("Local Limited Partnerships") which own and operate residential apartment complexes ("Properties"), some of which benefit from some form of federal, state or local assistance programs and all of which qualify for the low-income housing tax credits ("Tax Credits") that were added to the Internal Revenue Code by the Tax Reform Act of 1986 (the "Code"). The investment objectives of the Partnership include the following: (i) to provide current tax benefits in the form of Tax Credits which qualified Limited Partners may use to offset their federal income tax liability; (ii) to preserve and protect the Partnership's capital; (iii) to provide limited cash distributions from Property operations which are not expected to constitute taxable income during the expected duration of the Partnership's operations; and (iv) to provide cash distributions from sale or refinancing transactions. There cannot be any assurance that the Partnership will attain any or all of these investment objectives. A more detailed discussion of these investment objectives, along with the risks in achieving them, is contained in the section of the prospectus entitled "Investment Objectives and Policies - Principal Investment Policies" which is herein incorporated by this reference.

Table A on the following pages lists the Properties originally acquired by Local Limited Partnerships in which the Partnership has invested. Item 6 of this Report contains other significant information with respect to such Local Limited Partnerships. As required by applicable rules, the terms of the acquisition of Local Limited Partnership interests have been described in supplements to the Prospectus and collected in one post-effective amendment to the Registration Statement and in another supplement to the Prospectus and in a report on Form 8-K (collectively, the "Acquisition Reports"); such descriptions are incorporated herein by this reference.

TABLE A

SELECTED LOCAL LIMITED
PARTNERSHIP DATA

Date
Properties owned by		Interest
Local Limited Partnerships	Location	Acquired

West Dade	Miami, FL	12/31/88
West Dade II	Miami, FL	12/31/88
Regency Square (1)	Dayton, OH	03/13/89
Westwood Manor	Flint, MI	02/21/89
Rolling Hills (1)	Dayton, OH	03/13/89
Boulevard Commons II (1)	Chicago, IL	04/04/89
Boulevard Commons IIA (1)	Chicago, IL	04/04/89
Fox Run Housing	Victoria, TX	04/07/89
Waterfront	Buffalo, NY	04/28/89
Shoreline	Buffalo, NY	04/28/89
Colony Apartments (1)	Columbia, SC	05/19/89
Admiral Court (1)	Philadelphia, PA	06/07/89
Crestwood (1)	Bridgeport, TX	06/05/89
Elmwood Delmar	Aurora, CO	05/16/89
El Jardin (1)	Davie, FL	06/14/89
Ashley Place (1)	Orlando, FL	06/23/89
Willowick (1)	Gainesville, TX	06/30/89
Kirkendall Heights (1)	Ellsworth, KS	07/19/89
Bentley Hill (1)	Syracuse, KS	06/30/89
Columbia Townhouses (1)	Burlington, IA	07/28/89
Quartermill	Richmond, VA	08/02/89
Ponca Manor (1)	Satanta, KS	07/28/89
Pearl Place (1)	Rossville, KS	07/28/89
Crown Point (1)	Venus, TX	08/22/89
Godley Arms (1)	Godley, TX	08/25/89
Pilot Point (1)	Pilot Point, TX	08/22/89
Sherwood Arms (1)	Keene, TX	08/22/89
South Holyoke (1)	Holyoke, MA	08/29/89
Walker Woods	Dover, DE	08/30/89
Lakeway Colony (1)	Lake Dallas, TX	08/30/89
One Main Place (1)	Little Elm, TX	08/22/89
Eaglewood (1)	Covington, TN	09/06/89
Harbour View (1)	Staten Island, NY	09/29/89
Georgetown II	Georgetown, DE	09/28/89
Granite V (1)	Boston, MA	09/29/89
Garden Plain (1)	Garden Plain, KS	08/09/89
Fulton (1)	Fulton, KY	10/05/89
Lone Oak (1)	Graham, TX	10/06/89
Hallet West (1)	Hallettsville, TX	11/20/89
Glenbrook (1)	St. Jo, TX	10/06/89
Eagles Nest (1)	Decatur, TN	10/06/89
Billings Family (1)	Billings, MO	08/09/89
Brownsville (1)	Brownsville, TN	08/09/89
Sunnyhill Villa (1)	Wayne, NE	08/09/89

Date
Properties owned by		Interest
Local Limited Partnerships	Location	Acquired

Longview (1)	Humboldt, KS	10/13/89
Horseshoe Bend (1)	Horseshoe Bend, AR	08/09/89
Briarwood II (1)	Lake Havasua, AZ	10/04/89
Quail Run (1)	Iowa Park, TX	10/06/89
Smithville (1)	Smithville, MO	08/09/89
Aurora East Apartments (1)	Denver, CO	11/06/89
Elver Park II	Madison, WI	11/09/89
Elver Park III	Madison, WI	11/09/89
Tucson Trails I	Madison, WI	11/22/89
Tucson Trails II	Madison, WI	11/23/89
Pleasant Plaza (1)	Malden, MA	12/01/89
241 Pine Street (1)	Manchester, NH	12/04/89
Heather Oaks	Oak Grove, MO	11/24/89
Riverfront	Sunbury, PA	12/26/89
Susquehanna View	Camp Hill, PA	12/26/89
Breckenridge (1)	Duluth, GA	12/19/89
Wood Creek	Calcium, NY	12/15/89
Willow Lake (1)	Kansas City, MO	12/20/89
Ashton Heights (1)	Bolivar, MO	12/15/89
Fouche Valley	Perryville, AR	05/01/90
Altheimer	Altheimer, AR	04/18/90
Kyle Hotel	Temple, TX	06/12/90
Diversey Square	Chicago, IL	12/01/90
Poplar Village	Cumberland, KY	12/30/90
Lexington (1)	Lexington, TN	12/29/90

(1)	The Partnership no longer has an interest in the Local Limited Partnership which owns this Property.

Although the Partnership's investments in Local Limited Partnerships are not subject to seasonal fluctuations, the Partnership's equity in losses of Local Limited Partnerships, to the extent they reflect the operations of individual Properties, may vary from quarter to quarter based upon changes in occupancy and operating expenses as a result of seasonal factors.

With the exception of The Temple-Kyle, L.P., each Local Limited Partnership has as its general partners ("Local General Partners") one or more individuals or entities not affiliated with the Partnership or its General Partners. In accordance with the partnership agreements under which such entities are organized ("Local Limited Partnership Agreements"), the Partnership depends on the Local General Partners for the management of each Local Limited Partnership. As of March 31, 2005, the following Local Limited Partnerships have a common Local General Partner or affiliated group of Local General Partners accounting for the specified percentage of the total capital contributions made to Local Limited Partnerships: (i) Missouri Rural Housing of Oak Grove, L.P., Westgate Associates I, L.P. and Altheimer Associates I, L.P., representing 1.02%, have The Lockwood Group as Local General Partner; (ii) Elver Park Limited Partnership II, Elver Park Limited Partnership III, Tucson Trails Limited Partnership I and Tucson Trails Limited Partnership II, representing 11.80%, have Gorman Associates as Local General Partner;

(iii) Riverfront Apartments, L.P. and Susquehanna View, L.P., representing 11.23%, have NCHP as Local General Partner; (iv) West Dade LTD, A Limited Partnership and West Dade LTD II, A Limited Partnership, representing 12.24%, have Romat, Inc. and Arbor, Inc., as Local General Partner, respectively, both of which have Aristedes Martinez as principal; (v) EDM Housing Associates, LTD a Limited Partnership and Fox Run Housing, representing 7.28%, have Delwood Ventures, Inc. and R.S.F. Ventures, Inc. as Local General Partners, respectively, both of which have Raymond Baker as principal; and (vi) Waterfront Limited Partnership and Shoreline Limited Partnership, representing 12.57%, have M.B. Associates as Local General Partner. The Local General Partners of the remaining Local Limited Partnerships are identified in the Acquisition Reports, which are incorporated herein by reference.

The Properties owned by Local Limited Partnerships in which the Partnership has invested are and will continue to be subject to competition from existing and future properties in the same areas. The continued success of the Partnership will depend on many factors, most of which are beyond the control of the Partnership and cannot be predicted at this time. Such factors include general economic and real estate market conditions, both on a national basis and in those areas where the Properties are located, the availability and cost of borrowed funds, real estate tax rates, operating expenses, energy costs and government regulations. In addition, other risks inherent in real estate investment may influence the ultimate success of the Partnership, including: (i) possible reduction in rental income due to an inability to maintain high occupancy levels or adequate rental levels; (ii) possible adverse changes in general economic conditions and adverse local conditions, such as competitive overbuilding, a decrease in employment rates or adverse changes in real estate laws, including building codes; and (iii) possible future adoption of rent control legislation which would not permit increased costs to be passed on to the tenants in the form of rent increases or which would suppress the ability of the Local Limited Partnership to generate operating cash flow. Since most of the Properties benefit from some form of government assistance, the Partnership is subject to the risks inherent in that area including decreased subsidies, difficulties in finding suitable tenants and obtaining permission for rent increases. In addition, any Tax Credits allocated to investors with respect to a Property are subject to recapture to the extent that the Property or any portion thereof ceases to qualify for the Tax Credits. Other future changes in federal and state income tax laws affecting real estate ownership or limited partnerships could have a material and adverse affect on the business of the Partnership.

The Partnership is managed by Arch Street III, Inc., the Managing General Partner of the Partnership. The other General Partner of the Partnership is Arch Street III Limited Partnership. The Partnership, which does not have any employees, reimburses MMA Financial, LLC ("MMA"), an affiliate of the General Partners, for certain expenses and overhead costs. A complete discussion of the management of the Partnership is set forth in Item 9 of this Report.

Item 2. Properties

The Partnership owns limited partnership interests in twenty-three Local Limited Partnerships which own and operate Properties, some of which benefit from some form of federal, state or local assistance programs and all of which qualify for the Tax Credits added to the Code by the Tax Reform Act of 1986. The Partnership's ownership interest in each Local Limited Partnership is 99%.

Each of the Local Limited Partnerships has received an allocation of Tax Credits from its relevant state tax credit agency. In general, the Tax Credit runs for ten years from the date the Property is placed in service. The required holding period (the "Compliance Period") of the Properties is fifteen years. During these fifteen years, the Properties must satisfy rent restrictions, tenant income limitations and other requirements, as promulgated by the Internal Revenue Code, in order to maintain eligibility for the Tax Credit at all times during the Compliance Period. Once a Local Limited Partnership has become eligible for the Tax Credits, it may lose such eligibility and suffer an event of recapture if its Property fails to remain in compliance with the requirements.

In addition, some of the Local Limited Partnerships have obtained one or a combination of different types of loans such as: i) below market rate interest loans; ii) loans provided by a redevelopment agency of the town or city in which the Property is located at favorable terms; and iii) loans which have repayment terms that are based on a percentage of cash flow.

The schedule on the following pages provides certain key information on the Local Limited Partnership interests acquired by the Partnership.

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

West Dade LTD, A Limited Partnership
West Dade

Miami, FL	122	$1,513,936	$1,513,936	$4,069,058	Section 8	98%

West Dade LTD II, A Limited Partnership
West Dade II
Miami, FL	209	3,039,442	3,039,442	7,951,565	Section 8	96%

Westwood Manor Limited Dividend
Housing Association L.P.
Westwood Manor
Flint, MI	144	1,165,925	1,165,925	3,022,004	Section 8	97%

Rolling Hills Associates L.P. (1)
Rolling Hills
Dayton, OH

Regency Square Limited Partnership (1)
Regency Square
Dayton, OH

Shoreline Limited Partnership
Shoreline
Buffalo, NY	142	1,079,318	1,079,318	9,475,509	None	68%

Waterfront Limited Partnership
Waterfront
Buffalo, NY	472	3,597,307	3,597,307	32,863,612	None	69%

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Fox Run Housing Fox Run

Victoria, TX	150	1,605,775	1,605,775	3,987,781	Section 8	90%

Boulevard Commons Limited Partnership II (1) Boulevard Commons II Chicago, IL The Colony Apartments, L.P. (1) A Limited Partnership Colony Apartments Columbia, SC Boulevard Commons IIA Chicago, IL

Ashley Place, LTD A Florida Limited Partnership (1) Ashley Place Orlando, FL

Admiral Housing Limited Partnership (1) Admiral Court Philadelphia, PA

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Prarieland Property of Syracuse, L.P. (1) Bentley Hill Syracuse, KS

El Jardin of Davie, Ltd. (1) El Jardin Davie, FL

EDM Housing Associates LTD (A Limited Partnership) Elmwood Delmar

Aurora, CO	95	1,102,025	1,102,025	3,038,623	Section 8	100%

Bridgeport Housing Associates, LTD (1) Crestwood Bridgeport, TX

Willowick Housing Associates, LTD (1) Willowick Gainesville, FL

Ellsworth Senior Housing, L.P. (1) Kirkendall Heights Ellsworth, KS

Prairieland Properties of Satanta, L.P. (1) Ponca Manor Satanta, KS

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Rossville Senior Housing, L.P. (1) Pearl Place Rossville, KS

Columbia Townhouse Associates, L.P. (1) Columbia Townhouses Burlington, IA

Quartermill Associates, L.P. (A Virginia Limited Partnership) Quartermill

Richmond, VA	266	7,705,500	7,705,500	6,819,961	None	96%

One Main Place Housing Associates, LTD (1) One Main Place Little Elm, TX

Pilot Point Housing Associates, LTD (1) Pilot Point Pilot Point, TX

Sherwood Arms Housing Associates, LTD (1) Sherwood Arms Keene, TX

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Crown Point Housing Associates, LTD A Texas Limited Partnership (1) Crown Point Venus, TX

Godley Arms Housing Associates, LTD (1) Godley Arms Godley, TX

South Holyoke Limited Partnership (1) South Holyoke Holyoke, MA

Harbour View (A Limited Partnership) (1) Harbour View Staten Island, NY

Walker Woods Partners, L.P. Walker Woods

Dover, DE	51	1,452,380	1,452,380	2,213,939	None	90%

Lakeway Colony Housing Associates, LTD (1) Lakeway Colony Lake Dallas, TX

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Eaglewood VIII, L.P. (A Limited Partnership) (1) Eaglewood Covington, TN

Georgetown Associates II, L.P. Georgetown II

Georgetown, DE	50	1,200,000	1,200,000	1,745,089	None	92%

Blue Mountain Associates, L.P. (A Massachusetts Limited Partnership) (1) Granite V Boston, MA

Garden Plain Senior Apts., LTD (1) Garden Plain Garden Plain, KS

Fulton Associates I, L.P. (A Limited Partnership) (1) Fulton Fulton, KY

Lone Oak Housing Associates, LTD (1) Lone Oak Graham, TX

Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

West Hallettsville Housing Associates, LTD (1) Hallet West

Hallettsville, TX

Glenbrook Housing Associates, LTD (1) Glenbrook St. Jo, TX

Eagles Nest Housing Associates, LTD (1) Eagles Nest Decatur, TX

Billings Family Housing, L.P. (1) Cedar Tree Billings, MO

Brownsville Associates, L.P. (1) Brownsville Brownsville, TN

Wayne Senior Housing, L.P. (1) Sunnyhill Villa Wayne, NE

Longview Apartments, L.P. (1) Longview Humbolt, KS

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Horseshoe Bend Associates I, L.P. (1) Horseshoe Bend Horseshoe Bend, AR

Briarwood Associates II, L.P. (1) Briarwood II Lake Havasua, AZ

North Quail Run Housing Associates, LTD (1) Quail Run Iowa Park, TX

Smithville Rural Housing (A Limited Partnership) (1) Smithville Smithville, MO

Aurora Properties, LTD (A Limited Partnership) (1) Aurora East Apartments Denver, CO

Elver Park Limited Partnership II Elver Park II

Madison, WI	56	1,246,385	1,246,385	1,885,921	None	95%

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Elver Park Limited Partnership III Elver Park III

Madison, WI	48	1,047,470	1,047,470	1,603,033	None	92%

Tuscon Trails Limited Partnership I Tuscon Trails I Madison, WI	48	1,047,470	1,047,470	1,537,848	None	100%

Tuscon Trails Limited Partnership II Tuscon Trails II Madison, WI	48	1,047,470	1,047,470	1,537,848	None	98%

Pleasant Plaza Housing L.P. (1) Pleasant Plaza Malden, MA

241 Pine Street Associates, L.P. (1) 241 Pine Street Manchester, NH Missouri Rural Housing of Oak Grove, L.P. Heather Oaks Oak Grove, MO	24	118,828	118,828	557,200	FmHA	100%

Wood Creek Associates (A New York Limited Partnership) Wood Creek Calcium, NY	104	1,850,000	1,850,000	2,646,957	None	100%

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Breckenridge Creste Apartments, L.P. (1) Breckenridge Duluth, GA

Willow Lake Partners II, L.P. (A Limited Partnership) (1) Willow Lake Kansas City, MO Bolivar Senior Housing, L.P. (1) Ashton Heights Bolivar, MO

Lexington Associates I L.P. (A Limited Partnership) (1) Lexington Civic Lexington, TN

Riverfront Apartments, L.P. Riverfront

Sunbury, PA	200	1,984,908	1,984,908	5,865,519	Section 8	99%

Susquehanna View, L.P. Susquehanna View Camp Hill, PA	201	2,194,314	2,194,314	8,214,955	Section 8	99%

Westgate Associates I, L.P. Fouche Valley Perryville, AR	20	131,865	131,865	914,745	FmHA	90%

		Capital Contributions
Local Limited Partnership Property Name Property Location	Number of Apt. Units	Total Committed at March 31, 2005	Total Paid through March 31, 2005	Mtge. Loans payable at December 31, 2004	Type of Subsidy*	Occupancy at March 31, 2005

Altheimer Associates I, L.P. Altheimer

Altheimer, AR	20	130,375	130,375	586,384	FmHA	100%

The Temple-Kyle L.P. Kyle Hotel Temple, TX	64	1,624,100	1,624,100	1,388,829	Section 8	88%

Diversey Square Associates II Diversey Square II Chicago, IL	48	1,031,825	1,031,825	2,580,857	Section 8	96%

Poplar Village, LTD Poplar Village Cumberland, KY	36	283,945	283,945	1,179,537	None	92%
	--------	---------------	---------------	----------------
	2,618	$37,200,563	$37,200,563	$105,686,774
	=====	=========	=========	==========

*FmHA This subsidy, which is authorized under Section 515 of the Housing Act of 1949, can be one or a combination of different types of financing. For instance, FmHA may provide: 1) direct below-market-rate mortgage loans for rural rental housing; 2)mortgage interest subsidies which effectively lower the interest rate of the loan to 1%; 3) a rental assistance subsidy to tenants which allows them to pay no more than 30% of their monthly income as rent with the balance paid by the federal government; or 4) a combination of any of the above.

Section 8 This subsidy, which is authorized under Section 8 of Title II ofthe Housing and Community Development Act of 1974, allows qualifiedlow-income tenants to pay 30% of their monthly income as rent withthe balance paid by the federal government.

(1) The Partnership no longer has an interest in this Local Limited Partnership.

Four Local Limited Partnerships invested in by the Partnership represent more than 20% of the Partnership's consolidated assets, equity or net losses. The following financial information represents the Local Limited Partnerships' performance for the years ended December 31, 2004 and 2003:

El Jardin of Davie, Ltd.	2004	2003

Total Assets	$ 6,164,048	$ 6,486,308
Total Liabilities	$ 6,495,236	$ 6,685,140
Revenue	$ 1,805,948	$ 1,805,611
Net Loss	$ (94,138)	$ (156,120)

Quartermill Associates, L.P. (A Virginia Limited Partnership)
Total Assets	$ 10,051,759	$ 10,521,543
Total Liabilities	$ 6,989,866	$ 7,053,535
Revenue	$ 1,876,494	$ 1,829,254
Net Loss	$ (320,421)	$ (264,803)

Blue Mountain Associates, L.P. (A Massachusetts Limited Partnership)
Total Assets	$ 7,777,456	$ 8,415,609
Total Liabilities	$ 9,697,316	$ 9,839,042
Revenue	$ 3,020,764	$ 3,062,317
Net Loss	$ (496,427)	$ (809,831)

Riverfront Apartments, L.P.
Total Assets	$ 8,196,491	$ 8,418,190
Total Liabilities	$ 6,151,257	$ 6,257,235
Revenue	$ 1,708,597	$ 1,719,197
Net Loss	$ (115,721)	$ (54,304)

The Partnership does not guarantee any of the mortgages or other debt of the Local Limited Partnerships.

Duration of leases for occupancy in the Properties described above is generally six to twelve months. The Managing General Partner believes the Properties described herein are adequately covered by insurance.

Additional information required under this item, as it pertains to the Partnership, is contained in Items 1, 6 and 7 of this Report.

Item 3. Legal Proceedings

On or about July 13, 2004, Park G.P., Inc. ("Park") commenced litigation against Boston Financial Qualified Housing Tax Credits L.P. IV (the "Partnership") and its purported general partners (collectively, "Defendants") in Clay County, Missouri, claiming that Defendants breached the relevant partnership agreement and their fiduciary duties owed to Park by, among other things, failing to permit inspection of certain alleged "books and records" of the

Partnership. On or about October 7, 2004, Park sought leave of the court to amend its petition to include claims for inspection of the alleged "books and records" against Boston Financial Qualified Housing Limited Partnership, Boston Financial Tax Credit Fund Plus, A Limited Partnership, Boston Financial Qualified Housing Tax Credits L.P. II, Boston Financial Qualified Housing Tax Credits L.P. III, Boston Financial Qualified Housing Tax Credits L.P. V, Boston Financial Tax Credit Fund VII, A Limited Partnership, and their purported general partners (collectively, the "New Defendants"). The court granted the amendment on November 15, 2004, and all defendants subsequently moved to dismiss the amended complaint in its entirety. That motion is currently pending (along with a concurrently filed motion for entry of a blanket protective order), and oral argument on the motion took place on February 16, 2005. On or about October 8, 2004, Park moved the court for entry of a temporary restraining order compelling the Defendants and the New Defendants to turn over the alleged "books and records" in conjunction with a transaction Park was proposing entering into. On October 12, 2004, the court denied Park's request.

After Park served a deposition notice duces tecum that requested the production of confidential non-public documents, defendants filed a Motion for a Protective Order on March 23, 2005. After a short hearing on April 21, 2005, the Court "overruled" the Motion in a brief docket entry on May 16, 2005 without any findings of fact, conclusions of law, or other explanation. On or about June 9, 2005, defendants petitioned the Missouri Court of Appeals for a writ ordering the Circuit Court to set aside the prior order and grant defendant's request for a protective order.

Defendants maintain that Park is not entitled to review the materials requested and/or use the materials in secondary market transactions because, among other things, (i) they are not "books and records" of the partnerships, (ii) Park does not seek to review them for a proper purpose, and (iii) that selective disclosure of the information to Park would give it an unfair informational advantage in secondary market transactions, and may violate federal and/or state securities laws. Defendants accordingly intend on defending against the claims vigorously. We have not formed an opinion that an unfavorable outcome is either probable or remote. In addition, our counsel refrains from expressing an opinion as to the likely outcome of the case, or the range of any loss.

On August 24, 2004, Boston Financial Qualified Housing Limited Partnership, Boston Financial Tax Credit Fund Plus, A Limited Partnership, Boston Financial Qualified Housing Tax Credits L.P. II, Boston Financial Qualified Housing Tax Credits L.P. III, Boston Financial Qualified Housing Tax Credits L.P. IV, Boston Financial Qualified Housing Tax Credits L.P. V, Boston Financial Tax Credit Fund VII, A Limited Partnership, and Boston Financial Tax Credit Fund VIII, A Limited Partnership (collectively, the "Partnerships"), and their general partners commenced litigation against Everest Housing Investors 2, LLC ("Everest 2") and three other Everest-related entities (collectively , the "Everest Entities") in Massachusetts state court, seeking a declaratory judgment that certain materials the Everest Entities sought to inspect are not "books and records" of the Partnerships, and that the Everest Entities are in any case not entitled to inspect said information under applicable partnership agreements, partnership law or otherwise. On October 7, 2004, the Everest Entities filed an answer and counterclaim against the Partnerships and their purported general partners, claiming that they breached applicable partnership agreements, partnership law and their fiduciary duties to the Everest Entities by failing to make the purported "books and records" available. On January 12, 2005, the

Partnerships served a motion to amend their complaint to, among other things, add a claim based on Everest 2's breach of a November 24, 2003 letter agreement which compelled Everest 2 to keep confidential certain information contemporaneously disseminated by four of the Partnerships to Everest 2. Having received no opposition within the specified time, the Partnerships filed the motion to amend with the proposed first amended complaint on January 31, 2005. The Court has granted this Motion.

Defendants maintain that the Everest Entities are not entitled to review the materials requested and/or use the materials in secondary market transactions because, among other things, (i) they are not "books and records" of the Partnerships, (ii) Everest does not seek to review them for a proper purpose, and (iii) that selective disclosure of the information to Everest would give it an unfair informational advantage in secondary market transactions, and may violate federal and/or state securities laws. We have not formed an opinion that an unfavorable outcome is either probable or remote. In addition, our counsel refrains from expressing an opinion as to the likely outcome of the case, or the range of any loss.

Except as noted above, the Partnership is not a party to any pending legal or administrative proceeding, and to the best of its knowledge, no legal or administrative proceeding is threatened or contemplated against it.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations

Executive Level Overview

Boston Financial Qualified Housing Tax Credits L.P. III was formed on August 9, 1988 under the laws of the State of Delaware for the primary purpose of investing, as a limited partner, in other limited partnerships, which own and operate apartment complexes, most of which benefit from some form of federal, state or local assistance program and each of which qualify for low-income housing tax credits. The Partnership's objectives are to: (i) provide current tax benefits in the form of tax credits which qualified investors may use to offset their federal income tax liability; ii) preserve and protect the Partnership's capital; iii) provide limited cash distributions which are not expected to constitute taxable income during Partnership operations; and iv) provide cash distributions from sale or refinancing transactions. The General Partners of the Partnership are Arch Street III, Inc., which serves as the Managing General Partner, and Arch Street III L.P., which also serves as the Initial Limited Partner.

The Partnership's investment portfolio consists of limited partnership interests in twenty-three Local Limited Partnerships, each of which owns and operates a multi-family apartment complex and each of which has generated Tax Credits. Since inception, the Partnership has generated Tax Credits, net of recapture, of approximately $1,340 per Limited Partner Unit. The aggregate amount of net Tax Credits generated by the Partnership is consistent with the objective specified in the Partnership's prospectus.

Properties that receive low income housing Tax Credits must remain in compliance with rent restriction and set-aside requirements for at least 15 years from the date the property is completed. Failure to do so would result in recapture of a portion of the Property's Tax Credits. Beginning in 2003 and continuing through 2006, the Compliance Period of the twenty-three Properties in which the Partnership has an interest will expire. The Managing General Partner has negotiated agreements that will ultimately allow the Partnership to dispose of its interest in eleven Local Limited Partnerships. It is unlikely that the disposition of any of these Local Limited Partnership interests will generate any material cash distributions to the Partnership. Thirteen of the Local Limited Partnerships in which the Partnership had an investment were sold during the year ended March 31, 2005.

The Managing General Partner will continue to pursue the disposition of the Partnership's remaining Local Limited Partnership interests. It is unlikely that the Managing General Partner's efforts will result in the Partnership disposing of all of its remaining Local Limited Partnership interests concurrently with the expiration of each Property's Compliance Period. The Partnership shall dissolve and its affairs shall be wound up upon the disposition of the final Local Limited Partnership interest and other assets of the Partnership. Investors will continue to be Limited Partners, receiving K-1s and quarterly and annual reports, until the Partnership is dissolved.

Certain matters discussed herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Partnership intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements and are including this statement for purposes of complying with these safe harbor provisions. Although the Partnership believes the forward-looking statements are based on reasonable assumptions, the Partnership can give no assurance that their expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions and interest rates.

Critical Accounting Policies

The Partnership's accounting policies include those that relate to its recognition of investments in Local Limited Partnerships using the equity method of accounting. The Partnership's policy is as follows:

The Partnership accounts for its investments in Local Limited Partnerships using the equity method of accounting. Under the equity method, the investment is carried at cost, adjusted for the Partnership's share of net income or loss and for cash distributions from the Local Limited Partnerships; equity in income or loss of the Local Limited Partnerships is included currently in the Partnership's operations. Under the equity method, a Local Limited Partnership investment will not be carried below zero. To the extent that equity in losses are incurred when the Partnership's carrying value of the respective Local Limited Partnership has been reduced to a zero balance, the losses will be suspended and offset against future income. Income from Local Limited Partnerships, where cumulative equity in losses plus cumulative distributions have exceeded the total investment in Local Limited Partnerships, will not be recorded until all of the related unrecorded losses have been offset. To the extent that a Local Limited Partnership, with a carrying value of zero distributes cash to the Partnership, that distribution is recorded as income on the books of the Partnership and is included in "Other Revenue" in the accompanying financial statements.

The Partnership has implemented policies and practices for assessing potential impairment of its investments in Local Limited Partnerships. The investments are reviewed for impairment whenever events or changes in circumstances indicate that the Partnership may not be able to recover its carrying value. If an other than temporary impairment in carrying value exists, a provision to reduce the asset to fair value will be recorded in the Partnership's financial statements.

Accounting Standard Update

In January 2003, the FASB issued Interpretation No. 46 ("Interpretation"), "Consolidation of Variable Interest Entities", which provides new criteria for determining whether or not consolidation accounting is required. The Interpretation, which was modified in December 2003 in order to address certain technical and implementation issues, requires the Partnership to consider consolidation or provide additional disclosures of financial information for Local Limited Partnerships meeting the definition of a Variable Interest Entity ("VIE"). The Partnership was required to apply the Interpretation to the Local Limited Partnerships meeting the definition of a VIE as of March 31, 2005.

This Interpretation requires consolidation by the Partnership of the Local Limited Partnerships' assets and liabilities and results of operations if the Partnership determined that the Local Limited Partnerships were VIEs and that the Partnership was the "Primary Beneficiary". Minority interests may be recorded for the Local Limited Partnerships' ownership share attributable to other investors. Where consolidation of Local Limited Partnerships is not required, additional financial information disclosures of Local Limited Partnerships may be required. The Partnership has assessed the Interpretation and concluded that it is not the Primary Beneficiary of any of the Local Limited Partnerships that meet the definition of a VIE. The Partnership is involved with those VIEs as a non-controlling limited partner equity holder. The Partnership is required to disclose its maximum exposure to economic and financial statement losses as a result of its involvement with the VIEs. The Partnership's exposure to economic and financial statement losses from the VIEs is limited to its investment in the VIEs ($3,610,242 at March 31, 2005). The Partnership may be subject to additional losses to the extent of any financial support that the Partnership voluntarily provides in the future.

Liquidity and capital resources

The Partnership had an increase in cash and cash equivalents of $523,732 for the year ended March 31, 2005. This increase is attributable to proceeds received from sale of investments in Local Limited Partnerships and reimbursement of advances to Local Limited Partnerships. These increases are partially offset by cash used for operations and the repayment of a note payable.

The Managing General Partner initially designated 3.00% of the Gross Proceeds as Reserves as defined in the Partnership Agreement. The Reserves were established to be used for working capital of the Partnership and contingencies related to the ownership of Local Limited Partnership interests. The Managing General Partner may increase or decrease such Reserves from time to time, as it deems appropriate. During the year ended March 31, 1993, the Managing General Partner increased the Reserve level to 3.75%. At March 31, 2005, $890,729 of cash and cash equivalents has been designated as Reserves.

To date, professional fees relating to various Property issues totaling approximately $2,297,000 have been paid from Reserves. To date, Reserve funds in the amount of approximately $534,000 also have been used to make additional capital contributions to four Local Limited Partnerships and the Partnership has paid approximately $452,000 (net of paydowns) to purchase the mortgage of The Kyle Hotel. In the event a Local Limited Partnership encounters operating difficulties requiring additional funds, the Partnership's management might deem it in its best interest to voluntarily provide such funds in order to protect its investment. As of March 31, 2005, the Partnership has advanced approximately $1,578,000 to Local Limited Partnerships to fund operating deficits.

The Managing General Partner believes that the investment income earned on the Reserves, along with cash distributions received from Local Limited Partnerships, to the extent available, will be sufficient to fund the Partnership's ongoing operations. Reserves may be used to fund Partnership operating deficits, if the Managing General Partner deems funding appropriate. If Reserves are not adequate to cover the Partnership's operations, the Partnership will seek other financing sources including, but not limited to, the deferral of Asset Management Fees paid to an affiliate of the Managing General Partner or working with Local Limited Partnerships to increase cash distributions. To date, the Partnership has used approximately $2,002,000 of operating funds and proceeds from sales of investments in Local Limited Partnerships to replenish Reserves.

Since the Partnership invests as a limited partner, the Partnership has no contractual duty to provide additional funds to Local Limited Partnerships beyond its specified investment. Thus, as of March 31, 2005, the Partnership had no contractual or other obligation to any Local Limited Partnership which had not been paid or provided for.

Cash distributions

No cash distributions were made to Limited Partners in the two years ended March 31, 2005. It is not expected that cash available for distribution, if any, will be significant during the 2005 calendar year. Based on the results of 2004 Property operations, the Local Limited Partnerships are not expected to distribute significant amounts of cash to the Partnership because such amounts will be needed to fund Property operating costs. In addition, many of the Properties benefit from some type of federal or state subsidy and, as a consequence, are subject to restrictions on cash distributions.

Results of operations

The Partnership's results of operations for the year ended March 31, 2005 resulted in a net income of $4,374,332 as compared to a net loss of $2,553,356 for the same period in 2004. The increase in net income is primarily due to an increase in gain on sale of investments in Local Limited Partnerships, an increase in recovery of prior years' provision for valuation of advances to Local Limited Partnerships and a decrease in equity in losses of Local Limited Partnerships. The increase in gain on sale of investments in Local Limited Partnerships is due to the sale of investments in thirteen Local Limited Partnerships during the year ended March 31, 2005. The increase in recovery of prior years' provision for valuation of advances to Local Limited Partnerships, net of advances in the year ended March 31, 2005 resulted from the reimbursement of $977,596 of advances made to two Local Limited Partnerships in previous years, net of $197,078 for advances made to Local Limited Partnerships in the year ended March 31, 2005, which were fully reserved. The decrease in equity in losses of Local Limited Partneships is primarily due to the Partnership disposing of its interest in thirteen Local Limited Partnerships during the year ended March 31, 2005.

Low-income housing tax credits

The 2004 and 2003 Tax Credits per Unit for individuals were $0.07 and $0.19, respectively. The Tax Credits per Limited Partner stabilized in 1991. The credits have decreased significantly as several Properties have reached the end of the ten year credit period. However, because the Compliance Periods generally extend significantly beyond the Tax Credit periods, the Partnership intends to hold its Local Limited Partnership investments for the foreseeable future.

Property discussions

A majority of the Properties in which the Partnership has an interest have stabilized operations and operate above break-even. A few Properties generate cash flow deficits that the Local General Partners of those Properties fund through project expense loans, subordinated loans or operating escrows. However, some Properties have had persistent operating difficulties that could either: i) have an adverse impact on the Partnership's liquidity; ii) result in their foreclosure; or iii) result in the Managing General Partner deeming it appropriate for the Partnership to dispose of its interest in the Local Limited Partnership prior to the expiration of the Compliance Period. Also, the Managing General Partner, in the normal course of the Partnership's business, may arrange for the future disposition of its interest in certain Local Limited Partnerships. The following Property discussions focus only on such Properties.

As previously reported, the Managing General Partner negotiated an agreement with an unaffiliated entity to have the ability to transfer the Partnership's interest to the unaffiliated entity or its designee with respect to the following Properties: Briarwood II, located in Lake Havasua, Arizona, Eaglewood, located in Covington, Tennessee, Fulton, located in Fulton, Kentucky, Lexington Civic, located in Lexington, Tennessee, Kirkendall Heights, located in Ellsworth, Kansas and Poplar Village, located in Cumberland, Kentucky. Although these Properties do not share a common Local General Partner, they are all Rural Housing Section 515 ("FMHA") properties. The Managing General Partner has the right to put its interest in any of the Properties at any time in exchange for a Contingent Note that grants the Partnership 50% of all future net cash receipts from such Local Limited Partnership interest. Effective January 2, 2004, the Managing General Partner exercised the Briarwood II put option. This sale resulted in taxable income of $288,483, or approximately $3 per Unit. In addition, effective January 3, 2005, the Managing General Partner exercised the put options on Eaglewood, Fulton, Lexington Civic and Kirkendall Heights. These four sales resulted in taxable income projected to be approximately $805,000, or $8 per Unit. The Partnership no longer has an interest in these five Properties.

As previously reported, the Managing General Partner negotiated an agreement with the Local General Partner to have the ability to transfer the Partnership's interest to the Local General Partner with respect to the following Properties: Ashton Heights, located in Bolivar, Missouri, Bentley Hill, located in Syracuse, Kansas, Brownsville, located in Brownsville, Tennessee, Cedar Tree, located in Billings, Missouri, Garden Plain, located in Garden Plain, Kansas, Horseshoe Bend, located in Horseshoe Bend, Arizona, Longview, located in Humboldt, Kansas, Pearl Place, located in Rossville, Kansas, Ponca Manor, located in Satanta, Kansas, Smithville, located in Smithville, Missouri and Sunnyhill Villa, located in Wayne, Nebraska. These Properties share a common Local General Partner and they are all Rural Housing Section 515 ("FMHA") properties. The Managing General Partner has the right to put its interest in any of the Properties for $5,000 subsequent to the expiration of each Property's Compliance Period. The Compliance Period expires on or before December 31, 2004 for all eleven of these Properties. Effective January 2, 2004, the Managing General Partner exercised the put options on Bentley Hill, Brownsville, Cedar Tree, Garden Plain, Horseshoe Bend, Longview, Smithville and Sunnyhill Villa. The Partnership received a total of $40,000 for its interests in these eight Local Limited Partnerships. These eight sales resulted in taxable income of $1,325,497, or approximately $13 per Unit. In addition, effective January 3, 2005, the Managing General Partner exercised the put options on Ashton Heights, Pearl Place and Ponca Manor. The

Partnership received a total of $15,000 for its interests in these three Local Limited Partnerships. These three sales resulted in taxable income of approximately $330,000, or $3 per Unit. The Partnership no longer has an interest in these eleven Properties. The Managing General Partner, in accordance with and as permitted by the Partnership Agreement, retained the entire amount of net proceeds in Reserves.

As previously reported, during the third quarter of 2002, the Massachusetts Housing Finance Agency ("MHFA") issued a report that gave Granite V, located in Boston, Massachusetts, a below average physical condition rating. Site management addressed the issues listed in the report, and MHFA subsequently rated the Property in satisfactory condition. Unfortunately, replacement reserve levels were inadequate to meet future needs. During the first quarter of 2003, the Managing General Partner approved a transfer of the Local General Partner interest to a new Local General Partner. Since the Property's mortgage, which accrues interest at a rate of 12.2%, could be prepaid without a premium beginning in 2002, the new Local General Partner refinanced the Property's first mortgage in December 2003 by obtaining an eighteen-month loan that reduced the interest rate from 12% to 6.5%, and provided proceeds to pay outstanding obligations and complete deferred maintenance repairs. To pay down current obligations, the Local General Partner also liquidated the replacement reserves account held by the previous lender. The Compliance Period for the Property ended in 2003. The Managing General Partner and the Local General Partner have entered into a put agreement whereby the Managing General Partner could sell the Partnership's interest in the Property to the Local General Partner for a nominal price. Effective January 1, 2005, the Partnership transferred its interest in the Local Partnership to the Local General Partner and in February 2005, the Partnership received $1,326,000 for its interest. The sale of this interest resulted in taxable income projected to be approximately $413,000, or $4 per Unit. The Partnership no longer has an interest in this Property. The Managing General Partner, in accordance with and as permitted by the Partnership Agreement, retained the entire amount of net proceeds in Reserves.

As previously reported, Waterfront and Shoreline, both located in Buffalo, New York, continue to have operating deficits as a result of a soft rental market, low occupancy and deferred maintenance, which impacts the marketability of the developments. The mortgage loans on both Properties are payable only out of available cash flow, and neither Property has made mortgage payments in several years. The Managing General Partner and the Local General Partner commenced discussions regarding the options available to improve operations at, or dispose of, the Properties. An agreement was reached whereby the Managing General Partner would allow the Local General Partner to transfer its Local General Partner interest to a developer that will resyndicate the Properties. In return, the Partnership obtained both a put option allowing the Partnership to transfer its interest in the Properties for a nominal sum and a pledge by the incoming Local General Partner to pay any Tax Credit recapture incurred due to the transfer of the Properties prior to the end of the Compliance Period. These transfers of the Local General Partner interests occurred during April 2005. The transfer of the Partnership's interest is expected to occur in 2005 and 2006 for Shoreline and Waterfront, respectively.

Willow Lake, located in Kansas City, had experienced operating difficulties for many years. The original Local General Partner was replaced shortly after construction completion with an affiliate of the Managing General Partner and the Property's first mortgage was modified several times to avoid foreclosure. The Partnership had advanced approximately $695,000 from Partnership Reserves. Since the Compliance Period ended on December 31, 2004, and to eliminate any future risk to the Partnership, the Managing General Partner commenced attempts to sell the Property. On January 10, 2005, a sale of the Property to a third party was consummated. After payment on Property debts, expenses and closing costs, the Partnership received approximately $1,467,000 in net sales proceeds. This sale will result in taxable income projected to be approximately $2,988,000, or $30 per Unit. The Managing General Partner, in accordance with and as permitted by the Partnership Agreement, retained the entire amount of net proceeds in Reserves.

As previously reported, during 1994, the Local General Partner at Admiral Court, located in Philadelphia, Pennsylvania, transferred its interest in the Local Limited Partnership. The IRS subsequently conducted a compliance audit at the Property and took the position that the Property is subject to recapture due to non-compliance issues. The Managing General Partner disagrees with the IRS and is working to resolve the matter. In the opinion of the Managing General Partner, there is a risk that the Local Limited Partnership and, consequently, the Partnership could suffer significant Tax Credit recapture. However, it is not possible to quantify the potential amount at this time. The Property's Tax Credit stream ended in 1999. Further, the Property suffered from poor location and security issues. Vandalism caused an increase in maintenance and repair expenses and negatively affected the Property's occupancy levels and tenant profile, causing working capital and debt service coverage to drop below appropriate levels. In 2003, the Managing General Partner and the Local General Partner began to pursue disposition options of the Partnership's interest in the Property. In the fall of 2003, a put option agreement was entered into that allowed the Partnership to transfer its interest in the Local Partnership to the Local General Partner after the expiration of the Compliance Period on December 31, 2003. On September 21, 2004, the Property was sold and the Partnership received $75,000 in sales proceeds. The Partnership no longer has an interest in this Property. The sale resulted in taxable income of $220,162, or approximately $2 per Unit. The Managing General Partner, in accordance with and as permitted by the Partnership Agreement, retained the entire amount of net proceeds in Reserves.

As previously reported, increased competition for Georgetown II, located in Georgetown, Delaware, has negatively impacted the Property's operations. Although the Property has maintained a high level of occupancy, rental rates have stagnated while expenses have continued to increase. In an effort to reduce fixed expenses to improve cash flow, the Local General Partner refinanced the Property's first mortgage during the first quarter 2004, reducing the interest rate from 8% to 6%, which should significantly improve the Property's future operating performance. The Property operated slightly above breakeven during 2004. The Property no longer generates Tax Credits and the Compliance Period expires on December 31, 2004. In 2003, the non-profit affiliate of the state housing finance agency that holds the Property's long-term ground lease offered to transfer the land at little cost to the Partnership. The Managing General Partner gave its consent to the transfer and concurrently executed a Put Agreement for the Partnership's interest in the Property to the Local General Partner. The Put Agreement gives the Partnership the right to transfer its interest to the Local General Partner for a nominal price.

As previously reported, operations at Westwood Manor, located in Flint, Michigan, have suffered in recent quarters. Poor site management caused deferred maintenance and curb appeal issues. The Partnership also advanced $50,000 from Reserves to address the deferred maintenance issues at the Property during 2001. The advance was to be repaid through operations, if available, with the Local General Partner obligated to pay back 50% of the remaining balance should the entire amount of the advance not be repaid by December 31, 2001. The Property did not generate sufficient cash from operations to repay any of the Partnership's advances. The Partnership has not yet made a demand from the Local General Partner to meet his obligation to repay 50% of the advance. However, the Managing General Partner and the Local General Partner have reached agreement on an exit strategy on this Property. The Local General Partner received approval for a refinancing of the Property from HUD and the refinanced mortgage was closed on July 31, 2003. The Managing General Partner, in providing its approval of the refinancing, received agreement from the Local General Partner to a put option whereby the Partnership can dispose of its interest in the Property any time after December 31, 2003, when the Compliance Period expires. Part of the agreement also includes repayment of the Partnership's $50,000 loan.

As previously reported, during 1995, the Kyle Hotel, located in Temple, Texas, defaulted on its mortgage and the lender placed the Local Limited Partnership in bankruptcy. Under the subsequent reorganization, the Local General Partner was replaced by an affiliate of the Managing General Partner, and the Partnership purchased the outstanding debt on the Property. The Property makes mortgage payments in the amount of available cash flow to the Partnership. The Property has consistently enjoyed high occupancy over the past several months. However, commercial rental revenue has been eliminated by the inability to lease the commercial space due to its odd configuration. The Managing General Partner will continue in its attempts to dispose of the Partnership's interest in the Property. On December 30, 2004, the Managing General Partner transferred the Local General Partner interest in the Property from an affiliate of the Managing General Partner to an affiliate of the Temple Housing Authority and the Partnership received net proceeds of $208,000 for this Local General Partner interest. The Partnership will receive an additional $200,000 for this interest in January 2006, after the Property's Compliance Period ends on December 31, 2005 and after the Partnership exercises its put agreement to transfer the Partnership's interest in the Property to the Temple Housing Authority affiliate.

As previously reported, South Holyoke, located in Holyoke, Massachusetts, received a subsidy under the State Housing Assistance Rental Program ("SHARP"), which was an important part of its annual income. As of March 1, 2003, MHFA cancelled SHARP payments for the rest of the State's fiscal year (June 30, 2003). The State did not reinstate payments for FY 2004 (July 1, 2003 to June 30, 2004). Properties unable to make full debt service payments were declared in default by MHFA. Due to the existing operating deficits and the dependence on these subsidies, South Holyoke was declared in default on its mortgage obligations. The Local General Partner of South Holyoke negotiated an agreement with MHFA to restructure the SHARP debt as well as the mortgage on the Property. As part of the restructuring, the Partnership contributed additional capital of $100,000 to the Property in exchange for the right to put its interest to the Local General Partner after the end of the Property's Compliance Period on December 31, 2003. Effective January 4, 2004, the Managing General Partner exercised the put option. The Partnership no longer has an interest in this Property. This sale resulted in taxable income of

$5,235,830, or approximately $52 per Unit.

As previously reported, due to operating deficits in 2002 and 2003 at Tucson Trails I and Tucson Trails II, located in Madison, Wisconsin, the Local General Partner proposed a refinancing of the Properties. At the same time, the same Local General Partner proposed a refinancing of the first mortgages of two other Properties, Elver Park II and Elver Park III, in which the Partnership had an interest but had enjoyed stable operations for the last several quarters. The Managing General Partner agreed to the refinancing of all four Properties and all four Properties closed on their new first mortgages in November 2003 with the Partnership receiving a total of $954,098 in cash from refinancing proceeds. The Managing General Partner and the Local General Partner also entered into a call and put option whereby the Local General Partner received a call option at the end of the Compliance Period for a nominal amount. If the call is not exercised within a 6-month period, the Partnership has the option to put its interest to the Local General Partner. The expiration of the Compliance Period was no later than December 31, 2004 for any of the four Properties. The Partnership's interest in all four Local Limited Partnership's were disposed of effective May 31, 2005.

As previously reported, the Compliance Period for The Colony, located in Columbia, South Carolina ended on December 31, 2003. The Managing General Partner determined that there was no likelihood of any realizable cash distributable to the Partnership from a sale of the Property. As a result, the Managing General Partner obtained a put option agreement with the Local General Partner that would allow the Partnership to transfer its interest in the Property to the Local General Partner for $1. Therefore, effective January 2, 2004, the put option was exercised and the Partnership transferred its entire interest in the Local Partnership to the Local General Partner for $1. The Partnership no longer has an interest in this Property. This sale resulted in taxable income of $1,056,194, or $11 per Unit.

As previously reported, Fox Run, located in Victoria, Texas experienced operating deficits in 2003 and the first half of 2004 due to decreased revenues and increased expenses. The Property also suffered from deferred maintenance and failed two consecutive HUD physical inspections in February and July 2004. In addition, the Property defaulted on its HUD-insured mortgage loan in December 2003. Since the Property generated its last Tax Credits in 1999, in order to minimize risk to the Partnership, in late August 2004 the Managing General Partner decided to transfer the Partnership's interest to a third party in exchange for a Contingent Note that grants the Partnership 50% of all future net cash receipts from such Local Limited Partnership interest. The Partnership will no longer have an interest in this Property once the U.S. Department of Housing and Urban Development approves the transfer, which is expected during 2005. This sale resulted in taxable income projected to be approximately $1 million, or $10 per Unit.

As previously reported, in 2003, the Local General Partner of El Jardin, located in Davie, Florida, expressed its desire to sell the Property to a third party buyer. In April 2003, a realtor was hired to appraise the Property. In June 2004, the Local General Partner received an offer from a third party buyer that was subsequently increased as a result of an updated market valuation. On March 8, 2005, the Property was sold and the Partnership will receive approximately $2.9 million in sales proceeds during the second quarter of 2005. This sale resulted in taxable income of approximately $3.6 million or $36 per Unit. The Managing General

Partner, in accordance with and as permitted by the Partnership Agreement, retained the entire amount of net proceeds in Reserves.

As previously reported, Ashley Place, located in Orlando, Florida, reached the end of its Compliance Period on December 31, 2004. As a result, the Managing General Partner was interested in selling the Partnership's interest in the Property. Two real estate brokers with experience in multifamily property sales were hired to do an appraisal of the Property. Their appraisals ranged from approximately $4.1 million to $4.34 million. The Managing General Partner and the Local General Partner agreed that the Partnership would transfer its interest in the Property to the Local General Partner for $210,000. This would result in the Partnership receiving the same level of proceeds as it would if the Property were sold to a third party at a price of $4.34 million. On December 21, 2004, the Property was sold to the Local General Partner and $210,000 was received by the Partnership. The Partnership no longer has an interest in the Property. The Managing General Partner, in accordance with and as permitted by the Partnership Agreement, retained the entire amount of net proceeds in Reserves. The sale resulted in taxable income of $899,419, or approximately $9 per Unit.

Columbia Townhouses, located in Burlington, Iowa, reached the end of its Compliance Period on December 31, 2004. The Managing General Partner determined that there was no likelihood of any realizable cash distributable to the Partnership from a sale of the Property. As a result, the Managing General Partner obtained a put option agreement with the Local General Partner that would allow the Partnership to transfer its interest in the Local Partnership to the Local General Partner for $1. Therefore, effective January 25, 2005, the put option was exercised and the Partnership transferred its entire interest in the Property to the Local General Partner for $1. The Partnership no longer has an interest in this Property. This sale resulted in taxable income projected to be approximately $420,000, or $4 per Unit.

[Text omitted]

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. III
(A Limited Partnership)

BALANCE SHEET
March 31, 2005

Assets

Cash and cash equivalents	$ 890,729
Investments in Local Limited Partnerships (Note 3)	3,610,242
Accounts receivable (Note 3)	2,948,404
---------------
Total Assets	$ 7,449,375
=========

Liabilities and Partners' Equity

Due to affiliate (Note 4)	$ 2,250,409
Accrued expenses	369,844
---------------
Total Liabilities	2,620,253

General, Initial and Investor Limited Partners' Equity	4,829,122
---------------
Total Liabilities and Partners' Equity	$ 7,449,375
=========

The accompanying notes are an integral part of these financial statements.

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. III
(A Limited Partnership)

STATEMENTS OF OPERATIONS
For the Years Ended March 31, 2005 and 2004

	2005	2004
Revenue:

Investment	$ 11,154	$ 10,613
Other	114,745	109,416
	-------------	-------------
Total Revenue	125,899	120,029
	-------------	-------------
Expenses:
Asset management fees, affiliate (Note 4)	235,554	383,316
Provision for valuation of advances to Local Limited Partnerships, net of recovery (Note 3)	-	161,748
General and administrative (includes reimbursements to affiliates of $420,610 and $449,153 in 2005 and 2004, respectively) (Note 4)	711,247	651,923
Recovery of prior years' provision for valuation of advances to Local Limited Partnerships, net of current year provision (Note 3)	(780,518)	-
Amortization	25,465	45,520
Interest	4,500	6,000
	-------------	-------------
Total Expenses	196,248	1,248,507
	-------------	-------------
Loss before equity in losses of Local Limited Partnerships and gain on sale of investments in Local Limited Partnerships	(70,349)	(1,128,478)

Equity in losses of Local Limited Partnerships (Note 3)	(901,753)	(1,464,878)

Gain on sale of investments in Local Limited Partnerships (Note 3)	5,346,434	40,000
	-------------	-------------
Net Income (Loss)	$ 4,374,332	$ (2,553,356)
	===========	===========
Net Income (Loss) Allocated:
General Partners	$ 43,743	$ (25,534)
Limited Partners	4,330,589	(2,527,822)
	-------------	-------------
	$ 4,374,332	$ (2,553,356)
	===========	===========
Net Income (Loss) per Limited Partner Unit
(100,000 Units)	$ 43.31	$ (25.28)
	===========	===========

The accompanying notes are an integral part of these financial statements.

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. III
(A Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIENCY)
For the Years Ended March 31, 2005 and 2004

	General Partners	Initial Limited Partners	Investor Limited Partners	Net Unrealized Gains	Total

Balance at March 31, 2003	$ (845,763)	$ 5,000	$ 3,848,909	$ 2,551	$ 3,010,697
	-----------	--------	-------------	-----------	-------------

Comprehensive Loss:
Change in net unrealized gains on marketable securities available for sale	-	-	-	(2,551)	(2,551)
Net Loss	(25,534)	-	(2,527,822)	-	(2,553,356)
	-----------	--------	-------------	-----------	-------------
Comprehensive Loss	(25,534)	-	(2,527,822)	(2,551)	(2,555,907)
	-----------	--------	-------------	-----------	-------------

Balance at March 31, 2004	(871,297)	5,000	1,321,087	-	454,790

Net Income	43,743	-	4,330,589	-	4,374,332
	-----------	--------	-------------	-----------	-------------

Balance at March 31, 2005	$ (827,554)	$ 5,000	$ 5,651,676	$ -	$ 4,829,122
	=========	=======	=========	=========	=========

The notes to the financial statements have been omitted. Please refer to the Partnership's Form 10-KSB.

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. III
(A Limited Partnership)

STATEMENTS OF CASH FLOWS
For the Years Ended March 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:

Net Income (Loss)	$ 4,374,332	$ (2,553,356)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Equity in losses of Local Limited Partnerships	901,753	1,464,878
Gain on sale of investments in Local Limited Partnerships	(5,346,434)	(40,000)
Provision for valuation of advances to Local Limited Partnerships, net of recovery	-	161,748
Recovery of prior years' provision for valuation of advances to Local Limited Partnerships, net of current year provision	(780,518)	-
Amortization	25,465	45,520
Cash distributions included in net income/loss	(113,829)	(109,416)
Other non-cash item	(916)	2,856
Increase (decrease) in cash arising from changes in operating assets and liabilities:
Other assets	127	4,139
Due to affiliate	(1,843,836)	(367,530)
Accrued expenses	(37,752)	1,511
	-------------	-------------
Net cash used for operating activities	(2,821,608)	(1,389,650)
	-------------	-------------
Cash flows from investing activities:
Proceeds from maturities of marketable securities	-	200,000
Advances to Local Limited Partnerships	(197,078)	(163,018)
Reimbursement of advances to Local Limited Partnerships	977,596	1,270
Cash distributions received from Local Limited Partnerships	228,356	1,198,124
Proceeds received from sale of investments in Local Limited Partnerships	2,438,030	-
	-------------	-------------
Net cash provided by investing activities	3,446,904	1,236,376
	-------------	-------------
Cash flows from financing activities:
Repayment of note payable, affiliate	(101,564)	(413,404)
	-------------	-------------
Net cash used for financing activates	(101,564)	(413,404)
	-------------	-------------
Net increase (decrease) in cash and cash equivalents	523,732	(566,678)

Cash and cash equivalents, beginning	366,997	933,675
	-------------	-------------
Cash and cash equivalents, ending	$890,729	$ 366,997
	========	========
Supplemental disclosure of cash flow information:
Cash paid for interest	$4,500	$ 6,000
	========	========

The Letter of Transmittal, and any other required documents should be sent or delivered by each Unit Holder or his broker, dealer, commercial bank, trust company or other nominee to the Purchaser at its address set forth below.

Questions and requests for assistance may be directed to the Purchaser at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser’s expense.

March 10, 2006                                                         PACO DEVELOPMENT, L.L.C.

Paco Development, L.L.C.
PO Box 34729
North Kansas City, Missouri 64116
(816) 877-0892
Facsimile: (816) 221-1829